EXHIBIT 19
ROCKET LAB CORPORATION
INSIDER TRADING AND DISCLOSURE POLICY
November 20, 2025
While performing services for Rocket Lab Corporation and its subsidiaries (collectively, the “Company”), you may come into possession of material non-public information about the Company, its suppliers, partners, or other third parties. Federal and state laws prohibit trading in the securities of a company while in possession of material non-public information or providing such information to others who then trade on the basis of that information.
The Company has adopted this Insider Trading and Disclosure Policy (the “Policy”) to help you comply with these laws and to avoid the severe consequences associated with violating them, as well as to help the Company minimize its own legal and reputational risk. It is your obligation to understand and comply with this Policy.
The Company’s General Counsel (the “Compliance Officer”) is responsible for administration of this Policy, and questions about the Policy should be directed to the Compliance Officer. The Compliance Officer may, from time to time, designate others to assist with the execution of his or her duties under the Policy.
I.SCOPE

A.Persons Covered by this Policy.
This Policy applies to you if you are:
•A director, officer, or employee of the Company; or
•A consultant or contractor of the Company that has been notified by the Compliance Officer that you are subject to the Policy (“Designated Consultants”).
The same restrictions that apply to you also apply to the following persons and entities (“Affiliated Persons”), and you are responsible for making sure they also comply with this Policy:
•Your immediate family members (e.g., spouse, domestic partner, children, parents, grandparents and siblings);
•Anyone else who lives in your household; and
•Any entities (e.g., corporations, partnerships, trusts) whose transactions in securities you (or your immediate family members or household members) influence, direct or control, unless the entity engages in the investment of securities in the ordinary course of its business and has its own insider trading controls and procedures appropriately designed to prevent you and other Affiliated Persons of yours from influencing, approving or directing its investment decisions with respect to the Company’s securities.

This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material non-public information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period or until otherwise not restricted by the applicable blackout.
B.Transactions Covered by this Policy.
This Policy applies to all transactions involving:
•The Company’s securities, which includes common stock, options to purchase common stock, and any other securities that the Company may issue (such as preferred stock, warrants, convertible debentures), as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options; and
•The securities of other companies about which you possess material non-public information which was obtained in connection with your service with the Company.

II.DEFINITION OF MATERIAL NON-PUBLIC INFORMATION
This Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “non-public.”
If you are unsure whether information is material or considered public, you should either consult with the Compliance Officer or assume the information is material/non-public. A good general rule of thumb: when in doubt as to whether information is material or non-public, do not trade.
A.What is “Material” Information?
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold a security or where the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative. There is no bright-line standard for assessing materiality of information; rather, materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
It is not possible to identify all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
•Corporate earnings
•Earnings forecasts or other earnings guidance, changes to previously announced earnings forecasts or guidance, or the decision to suspend earnings guidance
•Potential restatements of the Company’s financial statements, a change in auditors, or notification that the auditor’s reports may no longer be relied upon

•A pending or proposed merger, acquisition, tender offer, joint venture or acquisition or disposition of a significant asset
•Changes in control, management or the Board of Directors
•Bank borrowings or other significant financing transactions
•Significant developments regarding contracts or financing sources, or relationships with customers or suppliers (e.g., the acquisition or loss of a contract)
•Significant new initiatives such as the company’s entry into new lines of business
•Significant new orders or changes to backlog or expected timing of revenue recognition
•Significant actual or threatened litigation or governmental investigations or major developments in such matters
•Impending bankruptcy, potential defaults under the Company’s debt instruments or the existence of severe liquidity problems
•Cybersecurity risks or incidents, including vulnerabilities and breaches

B.What is “Non-Public” Information and When is it Considered Public?
Information is “non-public” if it is not generally known or made available to the public. To be “public,” the information must be disseminated in a manner making it generally available to investors, such as through SEC filings, the distribution of a press release through a widely disseminated news or wire service or some other means designed to provide broad public access.
In addition, even after the release of information, a reasonable period of time must pass to give the market an opportunity to absorb the information that has been disclosed.
Under this Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material non-public information before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces the material information after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.
III.STATEMENT OF POLICY

A.Prohibited Activities (Applicable to All)
Except as provided in Section III.D below, if you are subject to this Policy, you and any of your Affiliated Persons are prohibited from the following activities:
1.No Trading on Material Non-Public Information. You may not trade in the Company’s securities, directly or indirectly through your Affiliated Persons, if you are aware of or in possession of material non-public information relating to the Company.

2.No Tipping. You may not communicate material non-public information about the Company to any other person or recommend to anyone the purchase or sale of any securities when you are aware of such information. This is known as “tipping” and also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

3.No Trading or Tipping on Material Non-Public Information of Other Companies. Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about that company which you obtained in the course of your employment with the Company. If you are aware of such material non-public information, you may not communicate that information, or tip, any other person, or otherwise disclose such information without the Company’s authorization.

B.Blackout Periods (Applicable Only to Individuals Specified Below)
In addition to the general trading restrictions described in Section III.A above, this Policy restricts certain groups of people at the Company from trading during certain periods:
1.Special Blackout Periods. The Company always retains the right to impose additional or special blackout periods at any time on any of its directors, officers, employees or Designated Consultants, due to an event or information that is material to the Company (e.g., negotiation of mergers, acquisitions or dispositions) and that is known to only select people. The Compliance Officer will notify you if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving the Company’s securities until the special blackout period has ended, other than the transactions that are covered by the exceptions in Section III.D below. You also may not disclose to anyone else that the Company has implemented a special blackout period. To the extent applicable to you, special blackout periods also cover your Affiliated Persons.

2.Quarterly Blackout Periods. The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of impropriety, the following persons are subject to regular quarterly blackout periods.

oPersons Subject to Quarterly Blackout Periods (“Covered Persons”):
All directors, executive officers and officers at the level of Vice-President or above;
Certain designated employees who in the ordinary course of their duties have access to material non-public information of the Company; and
Affiliated Persons of the above.

oQuarterly Blackout Periods: Begin after the market closes (1:00 pm PT / 4:00 pm ET) on the 20th day of the third month of each fiscal quarter of the Company, and end after the market closes on the first full trading day following the issuance of the Company’s quarterly earnings release.

oCovered Persons may not engage in any transaction involving the Company’s securities during quarterly blackout periods, other than transactions covered by the exceptions in Section D below.

C.Pre-Clearance Procedures (Applicable Only to “Designated Insiders”)
The following pre-clearance procedures apply to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 and officers at the level of Vice-President or above (collectively, “Designated Insiders”). From time to time, the Company may identify other persons who should be subject to pre-clearance requirements, and such identified persons shall also be considered “Designated Insiders” hereunder.
Because Designated Insiders may obtain material non-public information regarding the Company on a regular basis, Designated Insiders must receive pre-clearance before engaging in any transaction involving the Company’s securities, even during an open trading window when no blackout period is in effect.
1.Pre-Clearance Procedures. Pre-clearance requests should be submitted at least two business days before the proposed transaction date, using the pre-clearance request form made available by the Company. The Compliance Officer is not obligated to approve a transaction submitted for pre-clearance. If the Compliance Officer is the requester, then the Company’s Chief Financial Officer, or his or her delegate, must pre-clear or deny any proposed transaction.

Pre-cleared transactions that have not been completed in accordance with the pre-clearance approval timeframe will require a new pre-clearance request. In addition, even if a transaction receives pre-clearance, if the Designated Insider becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

2.Post-Transaction Notice. Any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 plan) by a Designated Insider who is subject to Section 16 of the Exchange Act must be reported to the Compliance Officer on the same day on which such a transaction occurs, to ensure compliance with Section 16 filing requirements. The report should include the date of the transaction, quantity of shares, price, and broker-dealer through which the transaction was effected.

D.Exceptions to Trading Restrictions
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even during an open trading window, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material non-public information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:
1.Pre-Approved Rule 10b5-1 Plans. Transactions effected pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition of trading on the basis of material non-public information contained in this Policy or to the restrictions set forth above relating to blackout periods or pre-clearance procedures.

Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. Once the Rule 10b5-1 plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
The Company requires that adoption, amendment, suspension or termination of all Rule 10b5-1 plans be approved in writing in advance by the Compliance Officer. Rule 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted at a time when the person adopting the plan is not aware of material nonpublic information. If you are considering entering into, modifying or terminating a Rule 10b5-1 plan or have any questions regarding Rule 10b5-1 plans, please contact the Compliance Officer for further guidance.
2.Exercises of Stock Options for Cash. The trading restrictions in this Policy do not apply to stock option exercises where payment of the exercise price is made in cash. However, the sale of any securities acquired upon the exercise of an option and any cashless exercise of an option are subject to the trading restrictions in this Policy.

3.Tax Withholding on Restricted Stock. The trading restrictions in this Policy do not apply to the withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the person in compliance with this Policy.

4.Employee Stock Purchase Plan. If the Company adopts an employee stock purchase plan (“ESPP”), the trading restrictions in this Policy do not apply to purchasing the Company’s securities through periodic, automatic payroll contributions to the ESPP. However, electing to enroll in the ESPP, making any changes in elections under the ESPP and selling any Company securities acquired under the ESPP are subject to the restrictions in this Policy.

E.Special Prohibited Transactions (Applicable to “Designated Insiders”)
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Designated Insiders engage in certain types of transactions. It is therefore the Company’s policy that no Designated Insiders shall engage in any of the following transactions, and that Designated Insiders consider the Company’s preferences as described below:
1.Short Sales. No Designated Insider may at any time sell any securities of the Company that are not owned by such Designated Insider at the time of the sale.

2.No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval. No Designated Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee of the Board of Directors.

3.No Company Securities Subject to Margin Calls. No Designated Insider may use the Company’s securities as collateral in a margin account.

4.No Pledges Without Pre-Approval. No Designated Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee of the Board of Directors.

5.Gifts Subject to Same Restrictions as All Other Securities Trades. No Designated Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Designated Insider is not permitted to trade.

IV.WAIVERS

A waiver of any provision of this Policy in a specific instance may be authorized in writing by the Nominating and Corporate Governance Committee and any such waiver shall be reported to the Company’s Board of Directors.
V.PENALTIES FOR INSIDER TRADING / VIOLATIONS OF THIS POLICY
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of substantial criminal penalties;
•payment of civil penalties of multiple times the profit made or loss avoided; and
•imprisonment for a substantial number of years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay substantial civil and criminal penalties and could under certain circumstances be subject to private lawsuits.
Violation of this Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
VI.INQUIRIES AND REPORTING VIOLATIONS OF THIS POLICY
If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you should contact the Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.

However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Nominating and Corporate Governance Committee of the Board of Directors of Rocket Lab Corporation by writing to Nominating and Corporate Governance Committee, Rocket Lab Corporation, 3881 McGowen Street, Long Beach, CA 90808 USA or contacting the Nominating and Corporate Governance Committee through such other means as are identified by the Company in the future.
VII.AMENDMENTS
The Company may at any time change this Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by U.S. mail or email (or other delivery option used by the Company). You will be deemed to have received, be bound by and agree to revisions of this Policy when such revisions have been delivered to you.
VIII.ACKNOWLEDGMENT AND CERTIFICATION
All Covered Persons are required to sign the attached acknowledgment and certification.